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                                                                    Exhibit 99.2






                       REPORT OF INDEPENDENT ACCOUNTANTS
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Exhibit 99.2

                       Report of Independent Accountants


To the Board of Directors and Shareholders of GA Financial, Inc.

In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of GA Financial, Inc. and subsidiaries (the Company) at December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
January 27, 1999
except as to the information
presented in Note 19, for which
the date is February 26, 1999